Exhibit 5.1



                                    March 19, 1997



The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA  01701

Ladies and Gentlemen:

         This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 1,000,000 shares of common stock, $1.00 par value per share (the "Common Stock"), of The TJX Companies, Inc., a
Delaware corporation (the "Company"), issuable pursuant to The TJX Companies, Inc. General Savings/Profit Sharing Plan (the "Plan") and an indeterminable amount of interests to be offered or sold pursuant to the Plan (the "Plan Interests").

         We have acted as counsel for the Company in connection with certain matters relating to the Plan and are familiar with the actions taken by the Company in connection therewith. For purposes of this opinion we have examined the Registration Statement, the Plan and such other documents as we have deemed appropriate.

         Based upon the foregoing, we are of the opinion that (i) the Common Stock and the Plan Interests have been duly authorized and (ii) the Common Stock and the Plan Interests, when issued and sold in accordance with the terms of the Plan, will have been validly issued and will be fully paid and non-assessable.

         We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Ropes & Gray
                                                         Ropes & Gray